Exhibit 10.14

[CONFORMED EMPLOYMENT AGREEMENT AS AMENDED]

     THIS AGREEMENT (“AGREEMENT”), dated as of August 26, 2002, [amended by First Amendment dated March 15, 2004] is entered into between Royal Caribbean Cruises Ltd., a company organized and existing under the laws of Liberia (together with its successor and assigns, the “COMPANY”), and Jack L. Williams (the “EXECUTIVE”).

RECITALS

     Executive is currently employed by the Company as a senior executive officer and is an integral part of its management. The Compensation Committee of the Board of Directors of the Company (the “COMMITTEE”) recognizes Executive as a key officer of the Company, and consequently has approved the terms and conditions of the continued employment of Executive as set forth herein and has authorized the execution and delivery of this Agreement.

AGREEMENT

     For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The initial term of Executive’s employment pursuant to this Agreement (the “TERM”) shall commence as of the date above written (the “COMMENCEMENT DATE”) and continue for a period of five years. The Term shall automatically and indefinitely extend for additional one year periods at the close of business on the then scheduled date of expiration of the Term unless either party hereto gives written notice of an election not to extend (“NOTICE OF NONRENEWAL”) to the other party at least 90 days prior to such scheduled date of expiration, subject to earlier termination in accordance with Section 8 hereof and the other terms, provisions, and conditions set forth herein. A Notice of Nonrenewal from the Company to the Executive pursuant to this Section 2 shall not constitute a termination of this Agreement or of Executive’s employment hereunder; EXCEPT that Executive shall be entitled to the compensation set forth in Section 9(b) hereof at the then scheduled date of expiration of the Term.

3. POSITION, DUTIES AND LOCATION. Executive shall serve as and have the title of the President and Chief Operating Officer of Royal Caribbean International and Celebrity Cruise Lines (the “EMPLOYMENT COMPANIES”). Executive’s duties will in all respects be consistent with the duties of an individual serving as the

President and Chief Operating Officer of the Employment Companies. Executive agrees to devote substantially his entire time, energy, and skills to such employment during the Term; provided that Executive shall be permitted to (i) serve as a director of one or more other U.S. or non-U.S. companies during the Term, with prior written permission pursuant to the Company’s ethics policy, as from time to time constituted (which permission has been given by the Board of Directors of the Company (the “BOARD”) with respect to the governing bodies that the Executive is currently serving on), (ii) engaging in other charitable activities and community affairs, and (iii) managing his personal investments and affairs, PROVIDED that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder. During the Term, the Executive’s principal office, and principal place of employment, shall be in Miami, Florida.

4. COMPENSATION.

          (a) BASE COMPENSATION. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of not less than Eight Hundred Sixty Two Thousand Five Hundred Dollars ($862,500) per year in equal, at least monthly installments during the Term, subject to all applicable withholding taxes (“BASE COMPENSATION”). During the Term, the Base Compensation specified in this Section 4(a) shall be reviewed at least annually by the Committee and may be increased at any time during the Term at the discretion of the Committee. No increase in the Base Compensation pursuant to this Section 4(a) shall at any time operate as a cancellation of this Agreement; any such increase shall operate merely as an amendment hereof, without any further action by Executive or the Company. If any such increase or increases shall be so authorized, all of the terms, provisions and conditions of this Agreement shall remain in effect as herein provided, except that the Base Compensation set forth in this Section 4(a) shall be deemed amended to set forth the higher amount of such Base Compensation to Executive.

          (b) BONUS COMPENSATION. The Executive shall be eligible to participate in any cash bonus compensation program available to similarly situated executives of the Company and eligible to receive an annual cash bonus during the Term on the same basis and under substantially the same terms as similarly situated executives. The minimum target bonus of the Executive shall be an amount equal to 60% of the then Base Compensation of the Executive.

          (c) EQUITY AND LONG-TERM INCENTIVE AWARDS. The Executive shall be eligible to participate in any equity or long-term incentive plans or other stock option plans available to similarly situated executives of the Company and eligible to receive awards under such plans from time to time, as determined by the Committee, based upon the performance of the Executive and the Company. Executive will retain the options currently held under existing terms and conditions.

5. NONQUALIFIED DEFERRED COMPENSATION. The Company shall, in good faith, evaluate the feasibility of security device(s) to protect Executive’s benefits under any Company-provided nonqualified deferred compensation plan, and shall take such actions as it, in its absolute but reasonable discretion, determines appropriate, regarding the implementation of any such security devices.

6. FRINGE BENEFITS.

          (a) GENERALLY. Executive and his eligible dependents shall be entitled to participate in all pension, welfare and fringe benefit programs or other employee perquisite programs approved by the Committee that now or hereafter may be made generally available to similarly situated executives of the Company and for which Executive or such dependents will qualify according to eligibility requirements under the provisions thereof. The Company shall provide Executive with an office, office equipment and staff assistance commensurate with his position and duties.

          (b) VACATION. During the term of this Agreement, Executive shall be entitled to no less than four (4) weeks paid vacation per calendar year in accordance with Company policies regarding vacation generally.

          (c) RELOCATION. If Executive is required by the Company to relocate from his principal place of employment as set forth in Section 3, he shall be eligible for relocation benefits in accordance with Company policy applicable to similarly situated executives generally.

7. EXPENSES. During the period of his employment, Executive shall be reimbursed for his business-related expenses incurred on behalf of the Company in accordance with the travel and entertainment expense policy of the Company as adopted by the Committee from time to time and in effect at the time the expense was incurred. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by the Company hereunder as the Company shall require and in such detail as the Company may reasonably request.

8. TERMINATION. Executive’s employment under this Agreement and this agreement may be terminated prior to expiration of the Term in accordance with the following paragraphs. Any termination of the Executive’s employment by the Company shall be communicated by Notice of Termination to the Executive given in accordance with Section 16 hereof. A “NOTICE OF TERMINATION” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date, which date shall not be more than sixty (60) calendar days after the giving of such notice. A Notice of Nonrenewal from the Company to the Executive pursuant to Section 2 hereof shall not constitute a termination of this Agreement or of Executive’s employment hereunder. The death or disability of Executive shall in no event be deemed a termination of employment by Executive. A voluntary resignation of his employment by the Executive, pursuant to Section 8(f) of this Agreement, shall not be deemed to be a breach of this Agreement.

          (a) MUTUAL. Executive’s employment under this Agreement may be terminated upon the mutual written agreement of the Company and Executive.

          (b) DEATH OR DISABILITY. In the event of the death of Executive, this Agreement shall terminate. If, during Executive’s employment under this Agreement, Executive shall become disabled, as defined by the Company’s then applicable and governing long term disability plan or policy, and unable to perform his duties as required herein (“DISABILITY”), then the Company may, upon written notice to Executive, terminate Executive’s employment under this Agreement and this Agreement shall terminate subsequent to such termination of employment.

          (c) CAUSE. Executive’s employment under this Agreement may be terminated by the Company for Cause, as herein defined, upon giving Executive written notice (the “NOTICE OF TERMINATION”). For purposes of this Agreement, the term “CAUSE” shall mean the termination of the Executive by the Board as a result of the existence or occurrence of one or more of the following conditions or events (which conditions or events set forth on (i) and (ii) shall be cause for termination immediately upon delivery of the Notice of Termination, except where such conditions or events can be cured within the “Cure Period” defined below, in which event the Company may, instead, suspend the Executive, without compensation, during the Cure Period:

               (i) An act or acts of material dishonesty including, without limitation, fraud, misappropriation, embezzlement, financial misrepresentation or other similar behavior or action in his dealings with or with respect to the Company or its subsidiaries or affiliates or any entity with which the Company or its subsidiaries or affiliates shall be engaged in or be attempting to engage in commerce;

               (ii) Conviction of, or the entry of a plea of guilty or nolo contendere to, the commission of a felony;

               (iii) Executive’s actions or failure to act demonstrate a conflict of interest in which Executive acts for his own benefit to any detriment of the Company;

               (iv) Executive’s actions or failure to act constitute a material breach of his duties hereunder, or

               (v) Executive’s failure to follow the lawful directives of the Company, with respect to his duties hereunder, which directives shall be consistent with his duties and position as an executive of the Employment Companies.

          No termination of the Executive’s employment hereunder by the Company for Cause shall be effective as a termination for Cause unless the provisions of this Section 8(c) shall first have been complied with. The Company shall provide Executive with a Notice of Termination and the Executive shall have thirty (30) days (the “CURE PERIOD”) from the date Executive receives the Notice of Termination to remedy and cure the alleged Cause supporting the termination. If the Executive fails to cure such alleged Cause within the Cure Period (during which time, in the event of any of the conditions or events set forth in (i) and (ii) above, the Executive may be suspended without compensation), the Executive’s employment hereunder and this Agreement shall then immediately terminate for Cause. If the Executive cures the alleged Cause and the Executive was suspended during the Cure Period, he shall be promptly reinstated and any suspended compensation shall be promptly paid to the Executive.

          (d) WITHOUT CAUSE. Executive may be terminated by the Company for any reason or for no reason at any time.

          (e) CONSTRUCTIVE TERMINATION. If, without his written consent, (i) the Executive is required to perform duties which are materially inconsistent with his duties set forth in Section 3 hereof or which materially impair his ability to function as President and Chief Operating Officer of the Employment Companies (or in any other position the Executive is appointed to); (ii) the Executive’s principal place of employment is relocated to a location other than the United States or, if his principal place of employment shall have been relocated with his consent outside the United States, his relocation to a location other than such country; (iii) any other material breach by the Company of any provision of this Agreement; or (iv) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the business or assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction if, due to the nature of the transaction, the express assumption of this Agreement would be necessary for the assignee or transferee to be bound; the Executive shall have the right to give written notice to the Company of the occurrence of such conditions or events. The Company shall have thirty (30) days following receipt of notice to remedy and cure such failure. In the event that the Company does not remedy such failure, this Agreement shall be deemed to be terminated and any such termination shall be referred to herein as a “CONSTRUCTIVE TERMINATION”.

          (f) RESIGNATION. The Executive shall have the right to terminate his employment with the Company for any reason or for no reason at any time.

9. COMPENSATION UPON TERMINATION. If this Agreement and Executive’s employment hereunder is terminated:

          (a) by mutual agreement pursuant to Section 8(a) hereof, Executive’s compensation and benefits on a going forward basis shall be as agreed to by the parties at such time.

          (b) due to the death or Disability of Executive pursuant to Section 8(b) hereof, the Company shall have no obligation to the Executive or legal representatives of Executive other than (i) the payment of accrued obligations, (ii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of the Company, and (iii) benefits or other payments, if any, required by law, or as required by law. Any outstanding equity grant(s) held by Executive at such time will be governed by the agreement or plan pursuant to which such grant(s) was issued. Although a Notice of Nonrenewal from the Company to the Executive pursuant to Section 2 hereof does not constitute a termination of this Agreement or Executive’s employment hereunder, Executive shall, nevertheless, be entitled to the compensation set forth in this Section 9(b) at the then effective date of expiration of the Term.

          (c) for Cause pursuant to Section 8(c) hereof or due to his resignation pursuant to Section 8(f), the Company shall have no obligation to the Executive or legal representatives of Executive other than (i) the payment of the Executive’s Base Compensation through such date of termination and (ii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of the Company or as required by law. Any outstanding equity grant(s) held by Executive at such time will be governed by the agreement or plan pursuant to which such grant(s) was issued.

          (d) without Cause pursuant to Section 8(d) hereof or due to his Constructive Termination pursuant to Section 8(e) hereof, the Company shall have no obligation to the Executive other than (i) the payment of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000) to Executive, (ii) the payment to Executive of accrued obligations, (iii) the payment of funds, if any become due, to Executive pursuant to Section 10 hereunder, (iv) benefits (if any) provided in accordance with applicable plans, programs and arrangements of the Company and its subsidiaries and affiliates, (v) benefits or other payments, if any, required by law, and (vi) the benefits set forth in Section 6(a) hereof for one year following the date of termination (such term, the “BENEFITS TERM”); provided that if, prior to the expiration of the Benefits Term, any similarly situated executive at the Company receives, upon his or her termination of employment for similar reasons, the right to receive benefits after such termination for a period longer than the Benefits Term, the Benefits Term shall be extended so that it is equal to such longer period; and provided further that the benefits are subject to mitigation upon Executive securing other employment (determined on a benefit by benefit basis). Any stock options in the Company or any other equity grants awarded to Executive on or prior to March 1, 2004 that Executive holds and that remain unvested on the date of termination shall immediately vest (the “Accelerated Options”). All Accelerated Options and all vested but unexercised stock options in the Company or other equity grants held by Executive on the date of termination shall thereafter remain exercisable for one (1) year subsequent to the date of termination. Any stock options in the Company or any other equity grants awarded to Executive after March 1, 2004 that the Executive holds and that remain unvested on the date of termination shall not be affected in any way by such termination and shall remain governed by the agreement or plan pursuant to which such stock options or equity grants were issued.

          (e) Other than as expressly provided in Section 9(d) hereof with respect to mitigation of benefits upon Executive securing other employment, in the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. Except to the extent controlling documents should otherwise provide, the Company may offset, against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination, amounts due the Company by Executive.

10. DISCRETIONARY POST TERMINATION PAYMENT. Subject to the Committee’s sole discretionary determination, at the one year anniversary of the termination of Executive’s employment pursuant to Sections 8(a), (d) or (e) hereof, Executive shall be eligible to receive Five Hundred Thousand Dollars ($500,000).

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11. INDEMNIFICATION. The Company shall indemnify the Executive to the fullest extent provided in the Company’s Articles of Incorporation or By-Laws. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). The provisions of this Section 11 of this Agreement shall survive the termination of this Agreement as set forth therein, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Executive, his successors and heirs.

12. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and of corporations with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other corporations. During the term of this Agreement and subsequent to the termination of this Agreement, Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, developments, product designs or specifications, manufacturing processes, “know-how,” prices, suppliers, customers, costs or any knowledge or information with respect to confidential or trade secrets of the Company, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company’s business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon Executive’s leaving the employ of the Company. Executive also agrees to execute such confidentiality agreements that the Board may adopt, and may modify from time to time, as a standard form to be executed by all employees of the Company, to the extent such standard forms are not, in the aggregate, materially more restrictive than the provisions of this Agreement.

13. INTELLECTUAL PROPERTY. Executive acknowledges and agrees that all discoveries, inventions, designs, improvements, formulas, formulations, ideas, devices, writings, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his employment with the Company or in any way related to the Company’s business, whether during or after working hours, or with the use of the Company’s equipment, materials or facilities (collectively referred to herein as “INTELLECTUAL PROPERTY”), shall be the sole and exclusive property of the Company without further compensation to Executive. As used in this Section 13 and the following Section 14, it is understood that the Company’s principal “business” is the vacation cruise business. For purposes of this Agreement, any Intellectual Property, based upon the Company’s secret or confidential information, developed within six (6) months after the termination of Executive’s employment, shall be presumed to be the property of the Company. Executive agrees to promptly notify the Company and fully disclose the nature of such Intellectual Property. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof, and Executive shall assign to the Company or its designees, the entire right, title and interest in said Intellectual Property.

14. NON-COMPETITION. Executive acknowledges that his services to be rendered hereunder are of a special and unusual character that have a unique value to the Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees that Executive will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than five percent (5%) of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges or as an employee of a corporation, partnership, or association in which the services performed by the Executive are not in furtherance of such entity’s competition with the Company):

          (a) while employed under this Agreement and for any period during which Executive is receiving payments from the Company (pursuant to Section 9 or Section 10 hereof) (i) work for (in any capacity, including without limitation director, officer or employee) any other vacation cruise business or (ii) recruit, or otherwise influence or attempt to induce employees of the Company to leave the employment of the Company; and

          (b) for the two-year period immediately following the termination of this Agreement (the “NON-COMPETITION PERIOD”) for any reason shall not serve as or be a consultant to or employee, officer, agent, director or owner of another corporation, partnership or other entity that competes with the Company in the Business. The “Business” of the Company shall mean the actual or intended business of the Company during the Term and as of the date the Executive leaves the employment of the Company. As of the date hereof, the Business of the Company is the vacation cruise business. Executive further agrees that during the Non-competition Period, he shall not: (i) employ or seek to employ any person who is then employed or retained by the Company or its affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of the Executive’s employment with the Company); or (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investors, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Company or its affiliates at any time during the Non-competition Period, to discontinue or reduce or modify the extent of such relationship with the Company or any of its subsidiaries.

     Executive has carefully read and considered the provisions of Sections 12, 13, and 14 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees, for the protection of the business of the Company, and to ensure that Executive devotes substantially his entire time, energy, and skills to the business of the Company. Executive acknowledges that he is qualified to engage in businesses other than that described in this Section 14. It is the belief of the parties, therefore, that the best protection that can be given to the Company that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Executive of Sections 12, 13 and 14, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law as more particularly set forth in Section 15 below. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

15. REMEDIES. The provisions of Sections 12, 13 and 14 of this Agreement shall survive the termination of this Agreement as set forth therein, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company. The restrictions set forth in Sections 12, 13 and 14 are considered to be reasonable for the purposes of protecting the business of the Company. The Company and Executive acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company if the covenants contained in Sections 12, 13 and 14 were not complied with in accordance with their terms. Accordingly, Executive agrees that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company, and that the Company shall be entitled to receive from Executive reimbursement for reasonable attorneys’ fees and expenses incurred by the Company in successfully enforcing these provisions to final judgment.

16. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the addresses below (or to such other address as either party shall designate by like notice):

     IF TO THE EXECUTIVE: To the address set forth below his signature on the signature page hereof.

WITH A COPY TO:

Steel Hector & Davis LLP
200 S. Biscayne Blvd., Suite 4000
Miami, Florida 33131-2398
Attention: Michael A. Laing
Telephone (305) 577-2874
Facsimile (305) 577-7001

IF TO THE COMPANY:

Royal Caribbean Cruises, Ltd.
1050 Caribbean Way
Miami, FL 33132
Attention: Michael J. Smith
Telephone: (305) 539-6000
Facsimile: (305) 539-0562

WITH A COPY TO:

Holland & Knight, LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attention: Jorge Hernandez-Torano
                    Sanford L. Bohrer
Telephone: (305) 374-8500
Facsimile: (305) 329-2351

17. ENTIRE AGREEMENT; MODIFICATION.

          (a) This Agreement contains the entire agreement of the Company and Executive with respect to the subject matter hereof, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments with respect to the subject matter hereof.

          (b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

18. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination, reconstruction or amalgamation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement if, due to the nature of the transaction, the express assumption of this Agreement would be necessary for the assignee or transferee to be bound. The Executive may not assign his rights and obligations under this Agreement other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

19. LEGAL EXPENSES. The Company shall pay for all reasonable and documented legal expenses incurred by Executive in connection with this Agreement.

20. CONTINUATION OF PAYMENTS DURING DISPUTE. Pending the resolution of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof or indemnification thereunder, the

Executive (and his successor and heirs) shall continue to receive all payments and benefits due under this Agreement or otherwise, except: (i) to the extent a court of competent jurisdiction or arbiter, otherwise expressly provides, or (ii) if the nature or basis of the dispute of any aspect thereof pertains to or involves payments or monies owed by the Executive to the Company (including payments or monies claimed by the Company as being owed by the Executive) the Company may suspend payments to the Executive pending resolution of such dispute, controversy or claim.

21. EXCISE TAX GROSS UP. If any payment or benefit under this Agreement or in connection with the Executive’s employment with the Company or the termination thereof is or becomes subject to an excise tax under Section 4999 of the Internal Revenue Code (or any successor to such section), then the Company will make a cash payment to Executive, prior to the time any such excise tax is due, which, after the imposition of all income, employment, excise and other taxes thereon as well as any penalty and interest assessments associated with such excise tax, will be sufficient to place him in the same after-tax position he would have been in had such excise tax not applied. The amount and timing of any payment shall promptly be determined by the Company’s independent national accounting firm.

22. DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof or indemnification thereunder (a “DISPUTE”) shall be resolved pursuant to the following:

          (a) Any party (a “DISPUTING PARTY”) may initiate consideration of a Dispute hereunder by giving written notice to the other party of the existence of a Dispute (a “DISPUTE NOTICE”). Such notice shall set forth in reasonable detail the nature of the Dispute to be considered and shall be accompanied by a full disclosure of all factual evidence then available to the Disputing Party and by a statement of the applicable legal basis of the dispute; provided, however, that (i) to provide any such disclosure or to state any legal basis shall not operate as a waiver of such legal basis or operate to preclude the presentation or introduction of such factual evidence at a later time or in any subsequent proceeding or litigation or otherwise constitute a waiver of any right that a party may then or thereafter possess; and (ii) any settlement proposal made or proposed shall be deemed to have been made or proposed as part of a settlement discussion and may not be introduced in an legal proceeding without the prior written consent of the party making such proposal. The parties shall thereafter engage in good faith negotiations between themselves or their representatives for a period not to exceed thirty days.

          (b) Upon the giving or receipt of a Dispute Notice and the expiration of the thirty day period provided in Section 22(a) hereof, during which good faith negotiations must have taken place, the parties may then commence arbitration in accordance with this Section 22(b) and subsequent subsections. Any dispute or claim arising from or relating to this Agreement, any dispute or claim arising from the rights and obligations created under this Agreement, or any dispute or claim relating to the breach of this Agreement, shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. A party with a dispute or claim shall provide written notice requesting dispute resolution pursuant to this Section (the “NOTICE”). The arbitration panel shall be composed of three (3) arbitrators. The arbitration proceedings shall be conducted in Miami, Florida. Each of the arbitrators must have no less than five (5) years experience with the ocean cruise industry. Each party shall appoint one arbitrator within fourteen (14) calendar days from the receipt of Notice. These two arbitrators shall appoint the third arbitrator by mutual agreement within fourteen (14) calendar days of their own appointment. If the two (2) arbitrators appointed by the parties cannot agree on the third arbitrator within the specified time frames, the American Arbitration Association shall appoint one or more qualified arbitrators, as the case may be, as provided for in the Commercial Arbitration Rules of the American Arbitration Association.

          (c) The Company shall be liable for all of the costs of arbiters. Each party shall be liable for 50% of the other costs of the arbitration proceeding itself. If either party refuses to pay such costs and the other party makes payment of all costs which would otherwise be due, the arbitration panel shall enter an award in favor of the party which complies with its obligation to pay such costs. In accordance with Section 23(d) hereof, upon the entering of an award, the arbitration panel, in its sole discretion, shall award the prevailing party all of its legal fees and costs incurred with respect to prosecuting or defending its case, including its share of the costs of the arbitration proceeding itself.

          (d) The arbitration proceedings shall in all events include the right to a hearing, the right to cross-examine witnesses giving oral or written testimony, and the right to subpoena witnesses to testify at the hearing.

          (e) The arbitration shall be final and binding on the parties without any right to appeal in any court of law.

          (f) The covenant to arbitrate set forth in this Section 22 shall continue in effect after the expiration or termination of this Agreement.

23. MISCELLANEOUS.

          (a) This Agreement shall be subject to and governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

          (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

          (c) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

          (d) In any litigation, administrative proceeding, arbitration or other dispute resolution proceeding arising out of this Agreement, including appeals, the prevailing party shall be entitled to recover all legal fees and costs incurred in such litigation.

          (e) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

          (f) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

ROYAL CARIBBEAN CRUISES LTD.
By:	/S/ RICHARD D. FAIN
Its: Chairman and CEO

EXECUTIVE /s/ JACK L. WILLIAMS Jack L. Williams Address: 3632 Stewart Avenue Coconut Grove, Florida 33133

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